Exhibit 99.1

TALOS ENERGY PRESIDENT & CEO TIMOTHY S. DUNCAN TO PARTICIPATE IN ONE-ON-ONE FIRESIDE CHAT WITH JEFF ROBERTSON OF WATER TOWER RESEARCH

Houston, April 12, 2022 – Talos Energy Inc. (NYSE: TALO) (“Talos” or the “Company”) today announced that Timothy S. Duncan will participate in a one-on-one fireside chat with Jeff Robertson of Water Tower Research. The fireside chat will be broadcast virtually on April 14, 2022 at 9:00 AM Central Time and will focus on the Company’s strategy and conventional offshore business model, capital allocation, 2022 plans and rapidly growing carbon capture and sequestration business. The session is expected to run for approximately one hour and is open to all individuals who register.

Investors who are interested in listening may register through Water Tower Research using the following link: https://globalmeet.webcasts.com/starthere.jsp?ei=1540111&tp_key=80936ad5dd.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage initiatives along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

TALOS ENERGY INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com